Exhibit 10.1

EnerNOC, Inc	Tel: 617 224 9900
101 Federal Street	Fax: 617 224 9910
Suite 1100	www.enernoc.com
Boston, MA 02110	info@enernoc.com

November 4, 2009

Kevin Bligh

81 Meadowood Road

North Andover, MA 01845

Re: EnerNOC Chief Accounting Officer

Dear Kevin,

On behalf of EnerNOC, I am very pleased to offer you the position of Chief Accounting Officer at EnerNOC, reporting to the Chief Financial Officer. As Chief Accounting Officer, you will manage a world-class finance team. You will be responsible for the strategic development and execution of all accounting related activities of the corporation in accordance with generally accepted accounting principles issued by the Financial Accounting Standards Board, the Securities and Exchange Commission, other regulatory and advisory organizations and in accordance with financial management techniques and practices appropriate for similarly situated public companies. The position is based in Boston, MA.  Specific responsibilities include:

•                  Overseeing functions including accounting, budget, Sarbanes-Oxley compliance, credit, insurance, payroll, tax, and treasury.

•                  Leading, managing and maintaining internal controls consistent with requirements of the Sarbanes-Oxley legislation.

•                  Recommending and developing policies, procedures and systems to meet company objectives.

•                  Providing strategic financial leadership and support on the evaluation of potential alliances, acquisitions, mergers and investments and/or other issues affecting the business.

•                  Establishing financial reporting systems and controls to ensure compliance with company expenditure requirements and meeting customer needs.

•                  Directing personnel in the monthly, quarterly and annual closing of the financial records.

•                  Recommending cost improvement goals to the company.

•                  Managing banking relationships, accounts, investments, etc. for the company.

•                  Implementing financial controls meeting requirements under the Sarbanes-Oxley legislation.

•                  Managing the annual external audit assuring that records are maintained and controls adhered to in order to achieve positive results.

•                  Managing the revenue recognition policy and procedures as well as commission calculation and payment.

•                  Developing and managing annual budget for the department and perform periodic cost and productivity analyses.

•                  Establishing and implementing short- and long-range departmental goals, objectives, policies, and operating procedures.

•                  Serving on planning and policy-making committees.

•                  Performing other duties as assigned.

This letter will confirm our offer of employment under the terms and conditions that follow:

Offer Specifics:

•                  Effective Date:  November 4, 2009

•                  Salary: Biweekly salary of $8,461.54 ($220,000.00 annually) payable in accordance with the Company’s standard payroll policies in effect from time to time.  Periods of less than two weeks will be prorated accordingly.

•                  Bonus Plan: During employment, you will be considered annually for a bonus pursuant to EnerNOC’s annual bonus program, as amended and in effect from time to time.  Your target bonus will be 25% of your base salary. The amount of the bonus that will be payable to you, if any, will be determined fifty percent (50%) by the Company’s assessment of your individual performance against goals established annually for your position and fifty percent (50%) by the Company’s assessment of its overall performance against its annual gross margin budget and other corporate goals to be established annually. This bonus amount will be pro-rated based upon your date of hire and you must be actively employed by EnerNOC on the date of payment to guarantee eligibility.

•                  Severance: On your start date, you entered into a Severance Agreement with EnerNOC, which became effective three (3) months after your start date. The agreement provides that if you are terminated by the Company without Cause (as hereinafter defined), you will be entitled to a continuation of your base salary in effect at the date of termination for a period of six (6) months.

•                  Benefits: Full-time employees are eligible to participate in all Company benefit plans, which include but are not limited to medical, dental, life, short-term and long-term disability insurance and a 401(k) Plan.  Participation in Company benefit plans will be subject to the terms of all applicable plan documents and all Company policies regarding benefits.

•                  Paid Time Off: During employment, you will be entitled to earn paid time off (PTO) in accordance with the Company’s Paid Time Off Policy.  Pursuant to the Policy, you will earn 6.154 hours of PTO per pay period up to a maximum of 160 hours (20 days) per year. PTO will be pro-rated for any pay period that is not worked in full.

•                  Expenses:  The Company will reimburse you for all reasonable travel and business expenses, in accordance with the EnerNOC Travel and Expense Policy.

•                  All employees may be subject to promotion, transfer or reassignment from time to time, as the Company determines appropriate.

•                  While you are employed, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time.

•                  Confidential Information and Restricted Activities: As a condition of your continued employment, you will be required to sign the Company’s standard Employee Agreement (the “Agreement”), no later than the first day of your employment.  A copy of the Agreement is enclosed with this letter. By signing this offer letter, you represent and warrant to EnerNOC that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity.  You also represent and warrant that you are not subject to any covenant against competition or similar covenants, or any other legal obligation, that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or other third party without that party’s consent.

•                  At-Will Status of Employment:  This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term.  Your employment with the Company is at-will.  This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

•                  Withholding:  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Kevin, we are excited about the prospect of your new position, because we believe that your talents, experience and business judgment will benefit the Company significantly.  Please confirm your acceptance of this offer by signing below and returning this letter to me no later than close of business on Thursday, November 5, 2009.    At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above.  Your hiring manager will discuss the Company’s offer with you in more detail should you have any questions.

Sincerely,

/s/ Timothy Weller
Timothy Weller, Chief Financial Officer

	Signed	/s/ Kevin Bligh

	Name	Kevin Bligh

	Date	11/04/2009